                                                                  EXHIBIT 10.33

Transamerica Business Credit
Technology Finance Division
76 Batterson Park Road
Farmington, CT 06032
(860) 677 6466
(860) 677-6766 Fax

January 2, 1997

Mr. John Monahan
Chief Executive Officer
Avigen, Inc.
1201 Harbor Bay Parkway, # 1000
Alameda, California 94502

Dear John:

Transamerica Business Credit Corporation - Technology Finance Division ("Lessor") is pleased to offer to lease the Equipment described below to Avigen, Inc. ("Lessee"). This Commitment supersedes all prior correspondence, proposals, and oral or other communications relating to leasing arrangements between Lessee and Lessor. The outline of this offer is as follows:

Lessee:

Avigen, Inc.

Lessor:

Transamerica Business Credit Corporation - Technology Finance Division and/or its affiliates, successors and assigns.

Guarantors:

Not Applicable.

Equipment:

A. Equipment (all equipment subject to approval of Lessor). B. Tenant
Improvements

Equipment Cost:

Type A Equipment          $1,500,000
Type B Tenant Improvements $ 500,000

Equipment Location:

Alameda, California 94502.

Anticipated Delivery:

September 1, 1996 - December 31, 1997

Lease Term Commencement:

Upon delivery and acceptance of the Equipment or upon each completion of deliveries and acceptance of items of Equipment with aggregate cost of not less than $50,000, but in no event, shall any Equipment be delivered later than December 31, 1997.

Term for Types A and B Equipment:

From each Lease Term Commencement until 36 months from the first day of the month next following or on the same date as the Lease Term Commencement if that date is the first date of the month.

Lease Repayment Terms for Types A and B Equipment:

Monthly Rent equal to 3.1436% of Equipment Cost shall be payable monthly in advance. The first month's rent shall be payable upon signing the Lease and the last month's rent shall be due upon the Lease Term Commencement. As of the date of each Lease Term Commencement, the Monthly Rent Payments shall be fixed for the term.

The Lessor reserves the right to increase the Monthly Rent Payments as of the date of each Lease Term Commencement commensurate to the change in the weekly average of the interest rates of five-year U.S. Treasury Securities from the week ending November 11, 1996 to the week preceding the date of each Lease Term Commencement, as published in the Wall Street Journal.

Interim Rent Payments:

In the event that the Lease Term Commencement is not on the first day of the month, Interim Rent Payments shall accrue from each Lease Term Commencement until the next following first day of a month and shall be payable at the end of that month. Interim Rent Payments shall be at the daily equivalent of the currently adjusted Monthly Rent Payment.

Purchase Option:

The Lessee shall have the option to purchase all (but not less than all) the Equipment at the expiration of the term of the lease for the then current Fair Market Value of the Equipment and Tenant Improvements, plus applicable sales and other taxes.

It shall be agreed that the Fair Market Value will be equal to 10% of Equipment and Tenant Improvements Cost.

Automatic Renewal:

In the event the Lessee does not exercise the Purchase Option described above, the lease shall automatically renew for a term of one year with Monthly Rentals equal to 1.5% of the original Equipment Cost and Tenant Improvement payable monthly in advance. At the expiration of the renewal period, the Lessee shall have the option to purchase ail (but not less than all) the Equipment and Tenant Improvements for $1.00 plus applicable sale and other taxes.

Documentation:

The documentation relating to this transaction shall implement the transaction contemplated by this commitment letter to the satisfaction of Lessor and Lessee and its counsels, shall be fully acceptable to Lessor and Lessee and its counsels, and shall contain conditions precedent, representations, warranties and covenants by Lessee and shall provide for events of defaults and remedies, all as required by Lessor and acceptable to Lessee for transactions of this type. The documentation shall include, but not be limited to, the terms and conditions described in this commitment letter. A Uniform Commercial Code Fixture Filing shall be required.

Insurance:

Prior to any delivery of Equipment, the Lessee shall furnish confirmation of insurance acceptable to the Lessor covering the Equipment and Tenant Improvements including primary, all risk, physical damage, property damage and bodily injury with appropriate loss payee and additional insured endorsements in favor of the Lessor, its Parent and Subsidiaries.

Taxes:

Sales or use taxes would be added to the Equipment Cost or collected on the gross rentals, as appropriate.

Additional Covenants:

There shall be no actual or threatened conflict with, or violation of, any regulatory statute, standard or rule relating to the Lessee, its present or future operations, or the Equipment.

All information supplied by the Lessee shall be correct and shall not omit any material statement necessary to make the information supplied not be misleading. There shall be no material breach of the representations and warranties of the Lessee in the Lease. The representations shall include that the Equipment Cost of each item of the Equipment does not exceed the fair and usual price for like quantity purchased of such item and reflects all discounts, rebates and allowances for the Equipment given to Lessee by the manufacturer, supplier or any other person including, without limitation, discounts for advertising, prompt payment, testing or other services.

Conditions Precedent to
Each Lease Term
Commencement:

1. No material adverse change in the financial condition, operation or prospects of the Lessee prior to funding.

2. Completion of the documentation and final terms of the proposed financing satisfactory to Lessor and Lessee and Lessor's and Lessee's counsel.

3. Results of all due diligence, including lien, judgment and tax searches and other matters Lessor may request shall be satisfactory to Lessor and Lessor's counsel.

4. Receipt by Lessor of duly executed Lease documentation in form and substance satisfactory to Lessor and Lessee and its counsels.

5. Lessor shall receive title and a valid and perfected first priority lien and security interest in all Equipment acquired through the use of this Commitment and Lessor shall have received satisfactory evidence that there are no liens on any Equipment except as expressly permitted herein.

6. Lessor shall be satisfied with the amount, type, and terms of all insurance maintained by the Lessee on Lessor's Equipment. Lessee shall deliver copies of all such insurance policies together with an endorsement naming Lessor as loss payee and additional insured.

7.   Copies of invoices and proof of payment on the sale and leaseback portion.

8. Lessee on an on-going basis throughout the Lease shall provide to Lessor its quarterly financial statements and press releases, if any.

Fees and Expenses:

The Lessee shall be responsible for the Lessor's reasonable expenses (including legal expenses) in connection with the transaction. Such expenses will not exceed $5,000 without the expressed written consent of Lessee.

Law:

This letter and the proposed Lease are intended to be governed by and construed in accordance with Illinois law without regard to its conflict of law provisions.

Indemnity:

Lessee agrees to indemnify and to hold harmless Lessor, and its officers, directors and employees against all claims, damages, liabilities and expenses which may be incurred by or asserted against any such person in connection with or arising out of this letter and the transactions contemplated hereby, other than claims, damages, liability, and expense resulting from Lessor or such person's gross negligence or willful misconduct.

Confidentiality:

This letter is delivered to you with the understanding that neither it nor its substance shall be disclosed publicly or privately to any third person except those who are in a confidential relationship to you (such as your legal counsel and accountants), or where the same is required by law and then only on the basis that it not be further disclosed, which conditions the Lessee and its agents agree to be bound by upon acceptance of this letter.

Without limiting the generality of the foregoing, none of such persons shall use or refer to Lessor or to any affiliate name in any disclosures made in connection with any of the transactions without Lessor's prior written consent.

Conditions of Acceptance:

This Commitment Letter is intended to be a summary of the most important elements of the agreement to enter into a leasing transaction with Lessee, and it is subject to all requirements and conditions contained in Lease documentation proposed by Lessor or its counsel and acceptable to Lessee and/or its counsel in the course of closing the lease described herein. Not every provision that imposes duties, obligations, burdens, or limitations on Lessee is contained herein, but shall be contained in the final Lease documentation satisfactory to Lessor and Lessee and its counsel.

EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATED TO THIS LETTER OR THE TRANSACTION DESCRIBED IN THIS LETTER.

Commitment Fee:

The $20,000 Application Fee previously paid shall be applied to the Commitment Fee. The Commitment Fee will then first be applied to Lessor's reasonable expenses not to exceed $5,000 without Lessee's written consent and the remainder will be applied on a prorate basis towards the second month's rent for each Lease Term Commencement as Equipment is accepted under this Lease Commitment. Commitment Fee will be refunded if the Lessee and Lessor do not execute lease documentation acceptable to both parties.

Commitment Expiration:

This Commitment shall expire on January 29, 1997, unless prior thereto either extended in writing by the Lessor or accepted as provided below by the Lessee.

Should you have any questions, please call me. If you wish to accept this Commitment, please so indicate by signing and returning the enclosed duplicate copy of this letter to me by January 29, 1997.

Yours truly,

TRANSAMERICA BUSINESS CREDIT
CORPORATION-TECHNOLOGY FINANCE
DIVISION

By /s/ Gerald A. Michaud
Gerald A. Michaud
Senior Vice President - Marketing

Accepted this 22 day of May, 1997

By /s/ John Monahan
John Monahan
Chief Executive Officer